Exhibit 12A
                                                                    Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED
      --------------------------------------------------------------------

                                                       Six Months Ended
                                                  -----------------------------
                                                    June 30,         June 30,
                                                      1999             1998
                                                  ------------     ------------


OPERATING REVENUES                                 $1,971,462       $2,058,196
                                                    ---------        ---------

OPERATING EXPENSES                                  1,540,802        1,582,940
  Interest portion of rentals (A)                      16,954           13,956
  Fixed charges of service company
    subsidiaries (B)                                    2,529            1,325
                                                    ---------        ---------
      Net expense                                   1,521,319        1,567,659
                                                    ---------        ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 1,809            2,896
  Equity in undistributed earnings
    of affiliates, net                                 76,499           30,844
  Other income, net                                    68,234           40,912
  Minority interest net income                         (2,348)            (749)
                                                    ---------         --------
      Total other income and deductions               144,194           73,903
                                                    ---------         --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  594,337       $  564,440
                                                    =========        =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  159,431       $  162,614
  Other interest (C)                                   29,392           32,932
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                 10,007            9,521
  Interest portion of rentals (A)                      16,954           13,956
                                                    ---------        ---------
      Total fixed charges                          $  215,784       $  219,023
                                                    =========        =========

RATIO OF EARNINGS TO FIXED CHARGES                       2.75             2.58
                                                         ====             ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                      2.75             2.58
                                                         ====             ====

                                                                    Exhibit 12A
                                                                    Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
      ---------------------------------------------------------------------
                                   UNAUDITED


----------------------

NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in GPU's consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes amount for subsidiary-obligated mandatorily redeemable preferred securities of $14,444 for the six month periods ended June 30, 1999 and 1998, respectively, and amount for trust preferred securities of $1,000 for the six month period ended June 30, 1999.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                       Six Months Ended
                                                  ------------------------------
                                                   June 30,            June 30,
                                                     1999                1998
                                                  ---------           ---------

Income before provision for income taxes and
 preferred stock dividends of subsidiaries         $388,560          $354,938

Income before extraordinary item in 1998 and
 preferred stock dividends of subsidiaries          244,271           219,609

Pretax earnings ratio                                159.1%            161.6%

Preferred stock dividends of subsidiaries             6,290             5,892

Preferred stock dividends of subsidiaries on
 a pretax basis                                      10,007             9,521